Exhibit 21

Pharmaceutical Product Development, Inc., and Subsidiaries

Subsidiaries

The subsidiaries of Pharmaceutical Product Development, Inc., as of February 3, 2003, are as follows:

	Name of Subsidiary	Jurisdiction of Incorporation or Organized in
1.	Applied Bioscience International Inc.	Delaware
2.	PPD Development, LP	Texas
3.	PPD International Holdings, Inc.	Delaware
4.	Pharmaco Investments Inc.	Delaware
5.	PPD France SNC	France
6.	PPD Scandinavia AB	Sweden
7.	PPD Canada, Ltd.	Canada
8.	PPD Do Brazil-Suporte a Pesquisa, LTDA	Brazil
9.	PPD International Holdings GmbH	Germany
10.	PPD Germany GmbH	Germany
11.	PPD Poland Sp. zo.o	Poland
12.	PPD Czech Republic, S.r.o.	Czech Republic
13.	PPD Germany GmbH & Co. KG	Germany
14.	PPD South Africa	South Africa
15.	PPD Hungary R&D, Ltd.	Hungary
16.	PPD UK Holdings Ltd.	United Kingdom
17.	PPD Global Ltd.	United Kingdom
18.	Leicester Clinical Research Centre, Ltd.	United Kingdom
19.	Chelmsford Clinical Trials Unit Ltd.	United Kingdom
20.	Gabbay Ltd.	United Kingdom
21.	Data Analysis & Research (DAR), Ltd.	United Kingdom
22.	PPD Aeronautics, LLC	North Carolina
23.	APBI Finance Corporation	Delaware
24.	PPD Mexico S.A. de C.V.	Mexico
25.	PPD Australia Pty Limited	Australia
26.	PPD Italy SRL	Italy
27.	Pharmaceutical Product Development Spain SL	Spain
28.	PPD Development (Thailand) Co., Ltd.	Thailand
29.	Cambridge Applied Nutrition Toxicology and Bioscience Limited	United Kingdom
30.	Clinical Technology Centre (International) Limited	United Kingdom
31.	Genupro, Inc.	North Carolina
32.	Belmont Research, Inc.	Massachusetts
33	PPD Discovery, Inc.	North Carolina
34.	Target Discovery, Inc.	North Carolina
35.	SARCO, Inc.	Delaware
36.	PPD Virtual, Inc.	North Carolina
37.	ATP, LLC.	North Carolina
38.	Clinical Science Research International, Ltd.	United Kingdom
39.	PPD Holdings, LLC	Delaware
40.	PPD GP, LLC	Delaware
41.	PPD Japan, K.K.	Japan
42.	Medical Research Laboratories International, LLC	Kentucky

43.	Complete Software Solutions, Inc.	California
44.	Piedmont Research Center, Inc.	North Carolina
45.	Medical Research Laboratories International, BVBA	Belgium
46.	Propharma Pte Ltd	Singapore
47.	Propharma Asia Ltd	Hong Kong
48.	Propharma CRO Pty Ltd	Australia
49.	PPD Argentina, SA	Argentina
50.	PPD International Holdings, Inc. Y Compania Limitada	Chile

Subsidiaries 1, 22, 32, 33, 36, 42, 43, and 44 are wholly owned subsidiaries of Pharmaceutical Product Development, Inc.

Subsidiaries 16, 23, 39, and 40 are wholly owned subsidiaries of Subsidiary 1.

Subsidiary 2 is owned 99.9% by Subsidiary 39 and .1% by Subsidiary 40.

Subsidiaries 3, 4 and 37 are wholly owned subsidiaries of Subsidiary 2.

Subsidiary 5 is owned 99.9% by Subsidiary 3 and 0.1% by Subsidiary 1.

Subsidiaries 6, 7, 8, 9, 14, 24, 25, 26, 27, 28, and 41 are wholly owned subsidiaries of Subsidiary 3.

Subsidiaries 10, 11 and 12 are wholly owned subsidiaries of Subsidiary 9.

Subsidiary 13 is owned 72% by Subsidiary 9 and 28% by Subsidiary 10.

Subsidiary 15 is owned 96.7% by Subsidiary 9 and 3.3% by Subsidiary 3.

Subsidiaries 17, 18, 19, 20, 21 and 46 are wholly owned subsidiaries of Subsidiary 16.

Subsidiaries 29, 30, and 38 are wholly owned subsidiaries of Subsidiary 17.

Subsidiaries 34 and 35 are wholly owned subsidiaries of Subsidiary 33.

Subsidiary 24 is owned 99% by Subsidiary 3 and 1% by Subsidiary 2.

Subsidiary 31 is a wholly owned subsidiary of Subsidiary 36.

Subsidiary 45 is owned 99.9% by Subsidiary 16 and 0.1% by Subsidiary 17.

Subsidiary 47 is owned 50% by Subsidiary 46 and 50% by Subsidiary 1.

Subsidiary 48 is a wholly owned subsidiary of Subsidiary 46.

Subsidiary 49 is owned 99.99% by Subsidiary 3 and 0.01% by Subsidiary 3.

Subsidiary 50 is owned 99% by Subsidiary 3 and 1% by Subsidiary 1.